EXHIBIT 99.1

PRESS RELEASE DATED JANUARY 27, 2021

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519
FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
FOURTH QUARTER AND YEAR END 2020 RESULTS

NOTABLE ITEMS INCLUDE:

FOURTH QUARTER 2020
•DILUTED EARNINGS PER SHARE OF $0.26 FOR THE FOURTH QUARTER OF 2020, COMPARED TO $0.17 FOR THE THIRD QUARTER OF 2020, AND $0.21 FOR THE FOURTH QUARTER OF 2019
◦Current quarter results reflect a net decrease of $0.03 per diluted share related to $2.2 million ($1.6 million after-tax) in occupancy costs attributable to branch consolidations
◦Third quarter results reflect a net decrease of $0.06 per diluted share related to $3.9 million ($2.9 million after-tax) in merger-related expenses, primarily change in control payments, legal and advisory fees, and technology contract termination charges associated with the acquisition of VSB BANCORP, INC. ("Victory'')
•NET INTEREST MARGIN INCREASED 33 BASIS POINTS TO 2.83% FOR THE CURRENT QUARTER AS COMPARED TO 2.50% FOR THE TRAILING QUARTER, AND 38 BASIS POINTS AS COMPARED TO 2.45% FOR THE FOURTH QUARTER OF 2019
•ORIGINATED LOANS, NET, EXCLUDING LOANS ORIGINATED UNDER THE PAYCHECK PROTECTION PROGRAM ("PPP"), INCREASED $138.6 MILLION, OR 17.9% ANNUALIZED, DRIVEN BY MULTIFAMILY LOAN GROWTH
•LOAN DEFERRALS REDUCED FROM $105.6 MILLION, OR 2.8%, OF TOTAL LOANS AT SEPTEMBER 30, 2020, TO $31.3 MILLION, OR 0.8%, AT DECEMBER 31, 2020 (EXCLUDES LOANS HELD-FOR-SALE)
•ENHANCED SHAREHOLDER VALUE WITH $10.3 MILLION IN STOCK REPURCHASES
•CASH DIVIDEND OF $0.11 PER SHARE DECLARED ON COMMON STOCK, PAYABLE FEBRUARY 24, 2021, TO STOCKHOLDERS OF RECORD AS OF FEBRUARY 10, 2021
FULL YEAR 2020
•DILUTED EARNINGS PER SHARE OF $0.76 AND $0.85, RESPECTIVELY, FOR 2020 AND 2019
◦2020 full year results reflect a net decrease of $0.19 per diluted share related to:
▪$8.0 million ($5.8 million after tax) in incremental loan loss provisions related to an increase in estimated loss factors associated with the COVID-19 pandemic
▪$4.3 million ($3.3 million after tax) in merger-related expenses associated with the Victory acquisition; and
▪$2.2 million ($1.6 million after tax) in occupancy costs related to branch consolidations; partially offset by:
▪$665,000 ($479,000 after tax) in gains on loans sold; and a
▪$618,000 ($445,000 after-tax) reduction in the allowance for loan losses related to the sale of loans
•NET INTEREST MARGIN INCREASED SIX BASIS POINTS TO 2.61%
•NON-PERFORMING LOANS TO TOTAL LOANS WAS 0.77% AT DECEMBER 31, 2020 (INCLUDES LOANS HELD-FOR-SALE) AS COMPARED TO 0.29% AT DECEMBER 31, 2019
•ACQUISITION OF VICTORY COMPLETED ON JULY 1, 2020, WHICH ADDED TOTAL ASSETS OF $403.0 MILLION, LOANS OF $180.4 MILLION, AND DEPOSITS OF $354.6 MILLION
•THROUGH DECEMBER 31, 2020, ORIGINATED OVER 1,400 PPP LOANS TOTALING $148.5 MILLION (INCLUDES 395 PPP LOANS FROM VICTORY TOTALING $30.0 MILLION)

◦We received loan processing fees of approximately $5.3 million of which $1.9 million has been recognized in earnings through December 31, 2020. The remaining fees will be amortized over the remaining lives of the loans
WOODBRIDGE, N.J., JANUARY 27, 2021 -- NORTHFIELD BANCORP, INC. (Nasdaq:NFBK), the holding company for Northfield Bank, reported diluted earnings per common share of $0.26 and $0.76 for the quarter and year ended December 31, 2020, respectively, as compared to $0.21 and $0.85 per diluted share for the quarter and year ended December 31, 2019, respectively. Earnings for the quarter and year ended December 31, 2020, reflected $1.6 million, after tax, in occupancy costs related to branch consolidations. Additionally, earnings for the year ended December 31, 2020, reflected merger-related expenses of $3.3 million, after tax, and incremental loan loss provisions of $5.8 million, after tax, primarily related to increases in estimated loss factors associated with the Coronavirus Disease 2019 (“COVID-19”) pandemic. Partially offsetting these charges, was a gain on sale of loans of $479,000, after tax, and a corresponding reduction in loan loss provisions of $445,000, after tax, in the second quarter of 2020. Earnings for the quarter and year ended December 31, 2019, included $1.0 million and $3.4 million, respectively, of tax-exempt income from bank owned life insurance proceeds in excess of the cash surrender value of the policies. Additionally, earnings for the year ended December 31, 2019, included $1.6 million, after tax, of income related to a recovery on a loan previously charged-off.

Commenting on the fourth quarter and annual results, Steven M. Klein, the Company’s President and Chief Executive Officer noted, “Our team’s commitment to community service selflessly focused on our customers, ensured much needed access to loans, economic impact payments, and critical deposit services through our branch network and digital platforms.” Mr. Klein further noted, “Our strategic initiatives continue to produce prudent loan and low cost deposit growth, resulting in increased net interest margins and net interest income. In combination with disciplined expense management, we continued to invest in customer focused technology solutions, team member training and development, and promotion of our community bank brand.”

Mr. Klein further noted, “I am pleased to announce that the Board of Directors has declared a cash dividend of $0.11 per common share, payable February 24, 2021, to stockholders of record on February 10, 2021.”
Results of Operations
Comparison of Operating Results for the Years Ended December 31, 2020 and 2019

Net income was $37.0 million and $40.2 million for the years ended December 31, 2020 and December 31, 2019, respectively. Significant variances from the prior year are as follows: an $18.0 million increase in net interest income, a $12.7 million increase in the provision for loan losses, a $3.3 million decrease in non-interest income, and a $5.0 million increase in non-interest expense.

Net interest income for the year ended December 31, 2020, increased $18.0 million, or 16.1%, to $129.8 million, from $111.8 million for the year ended December 31, 2019, primarily due to a $580.5 million, or 13.2%, increase in average interest-earning assets as well as a six basis point increase in net interest margin to 2.61% from 2.55%. The increase in average interest-earning assets was due to increases in average loans outstanding of $324.9 million, average mortgage-backed securities of $237.3 million, average interest-earning deposits in financial institutions of $100.7 million, and average Federal Home Loan Bank of New York (“FHLBNY”) stock of $1.8 million, partially offset by decreases in average other securities of $84.3 million. The increase in net interest margin was primarily due to the decrease in the cost of interest-bearing liabilities outpacing the decrease in yields on interest earning assets. Yields on interest earning assets decreased 38 basis points to 3.38% for the year ended December 31, 2020, from 3.76% for the year ended December 31, 2019. The cost of interest bearing liabilities decreased by 53 basis points to 0.98% for the year ended December 31, 2020, from 1.51% for the year ended December 31, 2019, driven by lower costs of deposits and borrowed funds. Lower market interest rates continue to negatively impact earning asset yields, but these declines have been largely mitigated by lower cost of funds. Net interest income for the year ended December 31, 2020, included loan prepayment income of $2.2 million as compared to $1.6 million for the year ended December 31, 2019. Also included in net interest income for the year ended December 31, 2020, are PPP fees of approximately $1.9 million. Included in net interest income for the year ended December 31, 2019, is $314,000 of interest income recorded on the pay-off of a non-accrual loan.

The provision for loan losses increased by $12.7 million for the year ended December 31, 2020, compared to a provision of $22,000 for the year ended December 31, 2019. The increase in the provision for loan losses was primarily due to increases in the qualitative factors used in determining the adequacy of the allowance for loan losses related to unemployment, loan risk rating changes and increased risks related to loans on forbearance, resulting from economic uncertainty attributable to the COVID-19 pandemic, and higher charge-offs. Year-over-year loan growth also contributed to the increase in the provision. Net charge-offs were $3.8 million for the year ended December 31, 2020, as compared to net recoveries of $1.2 million for the year ended December 31, 2019.

The Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, a stimulus package signed into law on March 27, 2020, to address economic disruption caused by the COVID-19 pandemic, provided financial institutions with the option to defer adoption of the Financial Accounting Standards Board's Accounting Standard Update (“ASU”) No. 2016-13, Financial Instruments - Credit Losses (Topic 326) until the earlier of the end of the pandemic or December 31, 2020. On December 27, 2020, the Consolidations Appropriations Act extended this relief to the earlier of the first day of an entity's fiscal year after the date the national emergency terminates or January 1, 2022. The Company has elected to defer adoption of ASU No. 2016-13 and its Current Expected Credit Loss methodology (“CECL”) to January 1, 2021.

Non-interest income decreased $3.3 million, or 22.5%, to $11.5 million for the year ended December 31, 2020, from $14.8 million for the year ended December 31, 2019, primarily due to decreases of: (i) $914,000 in fees and service charges for customer services, related to fees waived due to the COVID-19 pandemic, as well as a decline in overdrafts due to lower consumer spending; (ii) $3.2 million in income on bank owned life insurance, attributable to insurance proceeds in excess of the related cash surrender value of the policies; and (iii) $387,000 in gains on trading securities, net. For the year ended December 31, 2020, gains on trading securities were $1.6 million as compared to gains of $2.0 million for the year ended December 31, 2019. The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan (the “Plan”). The participants of this Plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the Plan. Partially offsetting the decreases was a $665,000 gain on the sale of a portfolio of multifamily loans in the quarter ended June 30, 2020, and an increase in other income of $1.4 million, primarily attributable to an increase in swap fee income.

Non-interest expense increased $5.0 million, or 6.7%, to $78.5 million for the year ended December 31, 2020, compared to $73.5 million for the year ended December 31, 2019. This is due primarily to a $1.9 million increase in employee compensation and benefits, related to change-in-control and severance compensation associated with the Victory acquisition, increased salary and benefit expenses due to the addition of Victory personnel, and increased medical benefit costs. Partially offsetting the increase was a decrease in expense related to the Company's deferred compensation plan, which is described above and has no effect on net income, and a decrease in equity award expense related to equity awards that fully vested in June 2019. Additionally, there was a $1.5 million increase in occupancy costs primarily attributable to costs associated with the consolidation of five branches, and to a lesser extent higher rent expense associated with additional branches from the Victory acquisition, and a $2.4 million increase in data processing costs, $1.3 million of which relates to a contract termination penalty associated with the completion of Victory's core systems conversion. Partially offsetting the increases was a $1.4 million decrease in advertising expense, due to fewer marketing campaigns in 2020, and an $820,000 decrease in other non-interest expense, primarily related to a decrease in directors' equity award expense associated with awards that fully vested in June 2019.

The Company recorded income tax expense of $13.0 million for the year ended December 31, 2020, compared to $12.8 million for the year ended December 31, 2019. The effective tax rate for the year ended December 31, 2020, was 26.1% compared to 24.1% for the year ended December 31, 2019. The higher effective tax rate for the year ended December 31, 2020, is primarily attributable to lower tax exempt income of $2.4 million from bank owned life insurance proceeds in excess of the cash surrender value of the policies received, compared to the prior year, and non-deductible merger-related expenses for the year ended December 31, 2020.

Comparison of Operating Results for the Three Months Ended December 31, 2020 and 2019

Net income was $13.1 million and $10.1 million for the quarters ended December 31, 2020, and December 31, 2019, respectively. Significant variances from the comparable prior year quarter are as follows: an $8.6 million increase in net interest income, a $1.7 million increase in the provision for loan losses, a $2.5 million increase in non-interest expense, and a $1.4 million increase in income tax expense.

Net interest income for the quarter ended December 31, 2020, increased $8.6 million, or 30.1%, primarily due to a $594.0 million, or 12.9%, increase in average interest-earning assets and a 38 basis point increase in net interest margin to 2.83% from 2.45% for the quarter ended December 31, 2019. The increase in average interest-earning assets was due to increases in average loans outstanding of $326.7 million, average mortgage-backed securities of $207.1 million, and average interest-earning deposits in financial institutions of $132.7 million, partially offset by decreases of $66.0 million in average other securities and $6.6 million in average FHLBNY stock.

The increase in net interest margin was primarily due to the decrease in the cost of interest-bearing liabilities outpacing the decrease in yields on interest earning assets. Yields on interest earning assets decreased 38 basis points to 3.29% for the quarter ended December 31, 2020, from 3.67% for the quarter ended December 31, 2019. The cost of interest-bearing liabilities decreased 90 basis points to 0.60% for the quarter ended December 31, 2020, from 1.50% for the quarter ended December 31, 2019, driven by lower costs of deposits and borrowed funds. Net interest income for the quarter ended December 31, 2020, included loan prepayment income of $1.1 million as compared to $362,000 for the quarter ended December 31, 2019. Additionally, net interest income for the quarter ending December 31, 2020, included PPP fees of approximately $1.1 million.

The provision for loan losses increased by $1.7 million to $2.5 million for the quarter ended December 31, 2020, from $772,000 for the quarter ended December 31, 2019. The increase in the provision for loan losses was primarily due to increases in the qualitative factors used in determining the adequacy of the allowance for loan losses related to unemployment, loan risk rating changes and increased risks related to loans on forbearance, resulting from economic uncertainty attributable to the COVID-19 pandemic, and higher charge-offs. Year-over-year loan growth also contributed to the increase in the provision. Net charge-offs were $3.6 million for the quarter ended December 31, 2020, compared to net charge-offs of $131,000 for the quarter ended December 31, 2019.

Non-interest income decreased $92,000, or 2.2%, to $4.1 million for the quarter ended December 31, 2020, from $4.2 million for the quarter ended December 31, 2019, primarily due to a decrease in income on bank owned life insurance of $813,000, attributable to insurance proceeds in excess of the related cash surrender values of the policies received in the quarter ended December 31, 2019, partially offset by an increase of $673,000 in gains on trading securities, net. For the quarter ended December 31, 2020, gains on trading securities, net, included gains of $1.2 million related to the Company’s trading portfolio, compared to gains of $531,000 in the comparative prior year quarter. The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan, and gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values.
Non-interest expense increased by $2.5 million, or 13.1%, to $21.2 million for the quarter ended December 31, 2020, from $18.7 million for the quarter ended December 31, 2019. The increase was due primarily to an increase of $717,000 in compensation and employee benefits, related to an increase in deferred compensation plan expense, which as discussed above has no effect on net income, a $1.3 million increase in occupancy expense, primarily attributable to costs associated with branch consolidations, and to a lesser extent, higher rent expense associated with additional branches from the Victory acquisition, and a $531,000 increase in data processing costs due to additional accounts from growth in loans and deposits, and special projects.

The Company recorded income tax expense of $4.4 million for the quarter ended December 31, 2020, compared to $3.1 million for the quarter ended December 31, 2019. The effective tax rate for the quarter ended December 31, 2020, was 25.3% compared to 23.2% for the quarter ended December 31, 2019.

Comparison of Operating Results for the Three Months Ended December 31, 2020 and September 30, 2020

Net income was $13.1 million and $8.6 million for the quarters ended December 31, 2020, and September 30, 2020, respectively. Significant variances from the prior quarter are as follows: a $4.4 million increase in net interest income, a $2.3 million increase in the provision for loan losses, a $2.6 million decrease in non-interest expense, a $1.1 million increase in non-interest income, and a $1.3 million increase in income tax expense.

Net interest income for the quarter ended December 31, 2020, increased $4.4 million, or 13.6%, primarily due to a $24.3 million, or 0.5%, increase in average interest-earning assets, and a 33 basis point increase in net interest margin to 2.83% from 2.50% for the quarter ended September 30, 2020. The increase in average interest-earning assets was primarily due to an increase in average mortgage-backed securities of $88.1 million, offset by a decrease in average interest-earning deposits in financial institutions of $39.4 million, a decrease in average other securities of $8.8 million and a decrease in average loans outstanding of $15.4 million. The increase in net interest margin was primarily due to higher yields on interest-earning assets, which increased by 11 basis points to 3.29% for the quarter ended December 31, 2020, from 3.18% for the quarter ended September 30, 2020, and a decrease in the cost of interest-bearing liabilities, which decreased 27 basis points to 0.60% for the quarter ended December 31, 2020, from 0.87% for the quarter ended September 30, 2020. Net interest income for the quarter ended December 31, 2020, included loan prepayment income of $1.1 million, as compared to $91,000 for the quarter ended September 30, 2020. Net interest income for the quarter ended December 31, 2020, included PPP fee income of $1.1 million, as compared to $818,000 for the quarter ended September 30, 2020.

The provision for loan losses increased by $2.3 million to $2.5 million for the quarter ended December 31, 2020, from a provision of $165,000 for the quarter ended September 30, 2020. The increase was primarily due to increased loan growth and higher net-charge-offs, partially offset by an improvement in qualitative factors. Net charge-offs were $3.6 million for the quarter ended December 31, 2020 as compared to net recoveries of $31,000 for the quarter ended September 30, 2020.

Non-interest income increased by $1.1 million to $4.1 million for the quarter ended December 31, 2020, from $3.0 million for the quarter ended September 30, 2020. The increase was primarily due to increases of $163,000 in fees and service charges for customers, $245,000 in income on bank owned life insurance, $441,000 in gains on trading securities, net, and $177,000 in gains on available-for-sale debt securities, net. For the quarter ended December 31, 2020, gains on trading securities, net, included gains of $1.2 million related to the Company’s trading portfolio, compared to gains of $763,000 for the quarter ended September 30, 2020.

Non-interest expense decreased $2.6 million, or 10.9%, to $21.2 million for the quarter ended December 31, 2020, from $23.8 million for the quarter ended September 30, 2020, primarily due to a $2.9 million decrease in employee compensation and benefits related to change-in-control and severance compensation associated with the Victory acquisition in the quarter ended September 30, 2020, a $1.1 million decrease in data processing costs related to the contract termination penalty associated with the completion of Victory's core systems conversion in the quarter ended September 30, 2020, and a decrease in professional fees of $445,000. Partially offsetting the decreases was a $2.0 million increase in occupancy costs attributable to costs associated with branch consolidations.

The Company recorded income tax expense of $4.4 million for the quarter ended December 31, 2020, compared to $3.1 million for the quarter ended September 30, 2020. The effective tax rate for the quarter ended December 31, 2020, was 25.3% compared to 26.5% for the quarter ended September 30, 2020.

Financial Condition
Total assets increased $459.2 million, or 9.1%, to $5.51 billion at December 31, 2020, from $5.06 billion at December 31, 2019. The increase was primarily due to increases in total loans (held-for-investment, net, and held-for-sale) of $406.0 million, or 11.8%, available-for sale debt securities of $126.5 million, or 11.1%, and bank owned life insurance of $8.5 million. Partially offsetting these increases were decreases in cash and cash equivalents of $60.3 million, or 40.8%, and FHLBNY stock of $10.9 million, or 27.6%, and an increase in the allowance for loan losses of $8.9 million, or 31.0%.

As of December 31, 2020, we estimate that our non-owner occupied commercial real estate concentration (as defined by applicable regulatory guidance) to total risk-based capital was approximately 448.0%. Management believes that Northfield Bank (the Bank) has implemented appropriate risk management practices including risk assessments, board-approved underwriting policies and related procedures which include monitoring Bank portfolio performance, performing market analysis (economic and real estate), and stressing of the Bank’s commercial real estate portfolio under severe, adverse economic conditions. Although management believes the Bank has implemented appropriate policies and procedures to manage our commercial real estate concentration risk, the Bank’s regulators could require us to implement additional policies and procedures or could require us to maintain higher levels of regulatory capital, which might adversely affect our loan originations, ability to pay dividends, and profitability.

Cash and cash equivalents decreased by $60.3 million, or 40.8%, to $87.5 million at December 31, 2020, from $147.8 million at December 31, 2019, primarily due to a decrease in cash balances at the Federal Reserve Bank. Balances fluctuate based on the timing of receipt of security and loan repayments and the redeployment of cash into higher-yielding assets such as loans and securities, or the funding of deposit outflows or borrowing maturities.

Loans held-for-investment, net, increased $386.2 million to $3.82 billion at December 31, 2020, from $3.44 billion at December 31, 2019, primarily due to an increase in originated loans held-for-investment of $351.9 million, and $180.4 million of loans acquired from the Victory acquisition, partially offset by paydowns. Originated loans held-for-investment, net, totaled $3.34 billion at December 31, 2020, as compared to $2.99 billion at December 31, 2019. The increase was primarily due to an increase in multifamily real estate loans of $226.3 million, or 10.3%, to $2.42 billion at December 31, 2020, from $2.20 billion at December 31, 2019, and an increase in commercial and industrial loans of $104.2 million, or 229.9%, to $149.6 million December 31, 2020, from $45.3 million at December 31, 2019, primarily due to loans originated under the PPP authorized by the CARES Act. The PPP loans are administered by the Small Business Administration, which provides 100% federally guaranteed loans for small businesses to cover payroll, utilities, rent and interest. These small business loans may be forgiven if borrowers maintain their payrolls and satisfy certain other conditions for a period of time during the COVID-19 pandemic. As of December 31, 2020, we had originated over 1,000 loans, totaling approximately $118.5 million. PPP provides for lender processing fees that range from 1% to 5% of the final disbursement made to individual borrowers. As of December 31, 2020, we have received loan processing fees of $4.2 million, of which $1.6 million was recognized in earnings during 2020 and the remainder will be recognized in income over the remaining life of the loans. As part of the Victory acquisition, we acquired 395 PPP loans, totaling approximately $30.0 million. Loan processing fees totaling $1.1 million have been received, of which $276,000 has been recognized in earnings during 2020.

The following tables detail multifamily real estate originations for the years ended December 31, 2020 and 2019 (dollars in thousands):

For the Year Ended December 31, 2020
Multifamily Originations	Weighted Average Interest Rate	Weighted Average LTV Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$572,399	3.39%	59%	82	V	20 to 30 Years
1,500	4.40%	47%	180	F	15 Years
$573,899	3.39%	59%

For the Year Ended December 31, 2019
Multifamily Originations	Weighted Average Interest Rate	Weighted Average LTV Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$455,688	4.02%	58%	99	V	10-30 Years
23,310	4.39%	50%	167	F	10-15 Years
$478,998	4.04%	58%
Acquired loans increased by $33.1 million to $465.7 million at December 31, 2020, from $432.7 million at December 31, 2019, primarily due to $180.4 million of loans acquired from Victory, partially offset by paydowns of primarily one-to-four family residential and multifamily loans.

Loans held-for-sale totaled $19.5 million at December 31, 2020, compared to $0 at December 31, 2019. The Company recorded charge-offs of approximately $3.6 million related to these loans. Loans held-for-sale are comprised of high risk commercial real estate and multifamily loans, primarily accommodation loans that were modified in the form of interest and/or principal payment deferrals due to COVID-19 related hardships, and have not returned to contractual payments after 180 days of relief. The Company expects the sale to occur in the first quarter of 2021.

Purchased credit-impaired (“PCI”) loans totaled $18.5 million at December 31, 2020, as compared to $17.4 million at December 31, 2019. The increase was due to $3.8 million of PCI loans acquired as part of the Victory acquisition, partially offset by paydowns. The majority of the PCI loan balance consists of loans acquired as part of a Federal Deposit Insurance Corporation-assisted transaction. The Company accreted interest income of $689,000 and $2.9 million attributable to PCI loans for the three months and year ended December 31, 2020, respectively, as compared to $1.0 million and $4.1 million for the three months and year ended December 31, 2019, respectively.

The Company’s available-for-sale debt securities portfolio increased by $126.5 million, or 11.1%, to $1.26 billion at December 31, 2020, from $1.14 billion at December 31, 2019. The increase was primarily attributable to $126.9 million of securities acquired from Victory, partially offset by paydowns, maturities, calls, and sales. At December 31, 2020, $1.17 billion of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. In addition, the Company held $88.4 million in corporate bonds, all of which were considered investment grade at December 31, 2020, $3.2 million in U.S. government agency securities, $123,000 in municipal bonds, and $798,000 in other debt securities.

Total liabilities increased $401.1 million, or 9.2%, to $4.76 billion at December 31, 2020, from $4.36 billion at December 31, 2019. The increase was primarily attributable to an increase in deposits of $668.3 million, partially offset by a decrease in other borrowings of $265.2 million.

Deposits increased $668.3 million, or 19.6%, to $4.08 billion at December 31, 2020, as compared to $3.41 billion at December 31, 2019, due to both the Victory acquisition, which added $354.6 million to total deposits, as well as deposit growth. The increase was attributable to increases of $639.7 million in transaction accounts, $393.5 million in savings accounts, and $162.0 million in money market accounts, partially offset by a decrease of $526.9 million in certificates of deposit.

Deposit account balances are summarized as follows (dollars in thousands):

	December 31, 2020	September 30, 2020	December 31, 2019
Transaction:
Non-interest bearing checking	$695,831	$706,072	$387,409
Negotiable orders of withdrawal and interest-bearing checking	905,208	897,575	573,927
Total transaction	1,601,039	1,603,647	961,336
Savings and money market:
Savings	1,140,717	1,027,596	747,186
Money market	713,168	707,320	651,159
Brokered money market	100,000	—	—
Total savings	1,953,885	1,734,916	1,398,345
Certificates of deposit:
Brokered deposits	47,827	66,696	259,024
$250,000 and under	374,344	562,458	654,565
Over $250,000	99,456	153,447	134,963
Total certificates of deposit	521,627	782,601	1,048,552
Total deposits	$4,076,551	$4,121,164	$3,408,233

Included in the table above are business and municipal deposit account balances as follows (dollars in thousands):

	December 31, 2020	September 30, 2020	December 31, 2019

Business customers	$977,778	$993,166	$508,901
Municipal customers	$501,040	$536,172	$371,214

Borrowings and securities sold under agreements to repurchase decreased to $591.8 million at December 31, 2020, from $857.0 million at December 31, 2019. Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent as part of leverage strategies.

The following is a table of term borrowing maturities (excluding capitalized leases and overnight borrowings) and the weighted average rate by year at December 31, 2020 (dollars in thousands):

Year	Amount	Weighted Average Rate
2021	$170,000	1.98%
2022	120,000	2.29%
2023	87,500	2.89%
2024	50,000	2.47%
2025	112,500	1.48%
Thereafter	45,000	1.45%
	$585,000	2.08%
Total stockholders’ equity increased by $58.1 million to $754.0 million at December 31, 2020, from $695.9 million at December 31, 2019. The increase was primarily attributable to common stock issued for the purchase of Victory. The Company issued 3,837,168 shares of common stock in the Victory acquisition at a price of $10.73, which resulted in an increase in equity of $41.2 million. Additionally, there was an $8.5 million increase in accumulated other comprehensive income associated with unrealized gains on our debt securities available-for-sale portfolio, net income of $37.0 million for the year ended December 31, 2020, and a $3.2 million increase in equity award activity. The increases were partially offset by $21.5 million in dividend payments and $10.3 million in stock repurchases. The Company repurchased 885,535 shares of its common stock outstanding at an average price of $11.59 for a total of $10.3 million during the fourth quarter of 2020, pursuant to the stock repurchase plan which had been previously suspended in light of the COVID-19 pandemic, but was reinstated effective October 28, 2020, with approximately 564,000 shares remaining for repurchase.

The Company continues to maintain a strong liquidity and capital position, despite the economic uncertainties presented by the COVID-19 pandemic. The Company's most liquid assets are cash and cash equivalents, corporate bonds, and unpledged mortgage-related securities issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac, that we can either borrow against or sell. We also have the ability to surrender bank-owned life insurance contracts. The surrender of these contracts would subject the Company to income taxes and penalties for increases in the cash surrender values over the original premium payments. We also have the ability to obtain additional funding from the FHLB and Federal Reserve Bank utilizing unencumbered and unpledged securities and multifamily loans. The Company expects to have sufficient funds available to meet current commitments in the normal course of business.

The Company had the following primary sources of liquidity at December 31, 2020 (dollars in thousands):

Cash and cash equivalents(1)	$71,429
Corporate bonds	$80,843
Multifamily loans(2)	$1,197,248
Mortgage-backed securities (issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac)(2)	$634,222

(1) Excludes $16,115 of cash at Northfield Bank.
(2) Represents remaining borrowing potential.

The Company and the Bank elected to opt into the Community Bank Leverage Ratio (“CBLR”) framework, effective for the first quarter of 2020. The CBLR replaces the risk-based and leverage capital requirements in the generally applicable capital rules. At December 31, 2020, the Company and the Bank's estimated CBLR ratios were 12.73% and 11.96%, respectively, which exceeded the minimum requirement to be considered well-capitalized of 8%. As a result of the COVID-19 pandemic the Federal Regulators have lowered the CBLR ratio to 8%, which will phase back to the original legislation of 9% by 2022.

Asset Quality

The following table details total originated and acquired (excluding PCI) non-accrual loans, non-performing loans, non-performing assets, troubled debt restructurings on which interest is accruing, and accruing loans 30 to 89 days delinquent at December 31, 2020, September 30, 2020, and December 31, 2019 (dollars in thousands):

	December 31, 2020	September 30, 2020	December 31, 2019
Held-for-investment
Real estate loans:
Commercial(1)	$6,229	$7,053	$7,922
One-to-four family residential	906	919	889
Multifamily	1,153	717	437
Home equity and lines of credit	191	—	185
Commercial and industrial	37	178	—
Total non-accrual loans	8,516	8,867	9,433
Loans delinquent 90 days or more and still accruing:
Held-for-investment
Real estate loans:
Commercial	500	401	253
One-to-four family residential	174	1,160	265
Multifamily	—	485	—
Home equity and lines of credit	—	14	—
Commercial and Industrial	436	—	—
Other loans	3	3	—
Total loans held-for-investment delinquent 90 days or more and still accruing	1,113	2,063	518
Non-performing loans held-for-sale	19,895	—	—
Total non-performing loans	$29,524	$10,930	$9,951
Non-performing loans to total loans	0.77%	0.30%	0.29%
Non-performing assets to total assets	0.54%	0.20%	0.20%
Loans subject to restructuring agreements and still accruing	$7,697	$12,941	$14,143
Accruing loans 30-89 days delinquent	$13,982	$11,712	$8,206

(1) Included in non-accrual commercial real estate loans at December 31, 2020, is a $1.3 million loan that was paid-off in January 2021.

Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $14.0 million, $11.7 million, and $8.2 million at December 31, 2020, September 30, 2020, and December 31, 2019, respectively.

The following table sets forth delinquencies for accruing loans by type and by amount at December 31, 2020, September 30, 2020, and December 31, 2019 (dollars in thousands):

	December 31, 2020	September 30, 2020	December 31, 2019
Held-for-investment
Real estate loans:
Commercial	$8,792	$8,447	$5,450
One-to-four family residential	1,152	905	1,590
Multifamily	1,893	901	547
Construction and land	994	—	147
Home equity and lines of credit	380	427	217
Commercial and industrial loans	760	1,022	229
Other loans	11	10	26
Total delinquent accruing loans held-for-investment	$13,982	$11,712	$8,206

PCI Loans (Held-for-Investment)

At December 31, 2020, 9.56% of PCI loans were past due 30 to 89 days, and 35.2% were past due 90 days or more, as compared to 20.9% and 24.3%, respectively, at December 31, 2019.

COVID-19 Exposure

Management continues to evaluate the Company's exposure to increased loan losses related to the COVID-19 pandemic, in particular the commercial real estate and multifamily loan portfolios. During the second quarter of 2020, the Company implemented a customer relief program to assist borrowers that may be experiencing financial hardship due to COVID-19 related challenges. The relief program grants principal and/or interest payment deferrals typically for a period of 90 days, which management may choose to extend for an additional 90 days, for a maximum of 180 days on a cumulative and successive basis. At the peak of forbearance, the Company had 286 loans approved for payment deferral representing $360.2 million, or approximately 10% of the Company's loan portfolio (excluding PCI and held-for-sale loans). As of December 31, 2020, the Company had approximately $31.3 million, or 29 outstanding loans, (excluding PCI and held-for-sale loans) remaining in deferral, representing approximately 0.8% of the Company’s outstanding loan portfolio (excluding PCI and held-for-sale loans) as of that date. Loans currently in deferment status (“COVID-19 Modified Loans”) will continue to accrue interest during the deferment period unless otherwise classified as nonperforming. COVID-19 Modified Loans are required to make escrow payments for real estate taxes and insurance, if applicable. The COVID-19 Modified Loan agreements also require loans to be brought back to their fully contractual terms within 12 to 18 months and include covenants that prohibit distributions, bonuses, or payments of management fees to related entities until all deferred payments are made. Consistent with industry regulatory guidance, borrowers that were otherwise current on loan payments that were granted COVID-19 related financial hardship payment deferrals will continue to be reported as current loans throughout the agreed upon deferral period. Borrowers, which were delinquent in their payments to the Bank, prior to requesting a COVID-19 related financial hardship payment deferral are reviewed on a case by case basis for TDR classification and non-performing loan status.

The following table sets forth the property types collateralizing our originated and acquired (excluding PCI and held-for-sale) loans and loans approved for/in forbearance as of December 31, 2020 (dollars in thousands):

	Loan Portfolio by Property Type at December 31, 2020					Loans Approved For/Executed Forbearance for COVID Relief as of December 31, 2020
	Number of Loans	Amount	Average Loan Size	Weighted Average LTV Ratio	% of Total Loans	Number of Loans (2) (3)	Amount	Average Loan Size	Weighted Average LTV Ratio	% of Portfolio by Property Type
Commercial Real Estate and Multifamily
Multifamily(1)	1,106	$2,512,934	$2,272	53%	66.1%	7	$17,924	$2,561	54%	0.71%
Mixed use (majority of space is non-residential)	232	156,411	674	46%	4.1%	7	9,396	1,342	56%	6.01%
Retail	91	149,744	1,646	49%	3.9%	1	607	607	55%	0.41%
Office buildings	112	110,909	990	46%	2.9%	2	1,985	993	58%	1.79%
Accommodations	9	53,159	5,907	53%	1.4%	1	156	156	16%	0.29%
Nursing Home	5	27,712	5,542	58%	0.7%	—	—	—	—%	—%
Medical Office Buildings	24	26,974	1,124	64%	0.7%	—	—	—	—%	—%
Industrial and Manufacturing (Office and Plant)	23	18,879	821	44%	0.5%	—	—	—	—%	—%
Warehousing	31	24,910	804	47%	0.7%	—	—	—	—%	—%
Restaurant	22	13,263	603	52%	0.4%	1	89	89	—%	0.67%
Religious	17	10,886	640	39%	0.3%	—	—	—	—%	—%
Bank Branch	8	6,589	824	46%	0.2%	—	—	—	—%	—%
Schools/Child Day care	6	5,676	946	37%	0.1%	—	—	—	—%	—%
Automobile	19	6,826	359	52%	0.2%	—	—	—	—%	—%
Funeral Home	2	1,785	893	99%	—%	—	—	—	—%	—%
Leisure	3	4,109	1,370	48%	0.1%	1	79	—	7%	1.92%
Car Wash	1	528	528	20%	—%	—	—	—	—%	—%
Other	124	99,207	800	59%	2.6%	—	—	—	—%	—%
Total commercial real estate and multifamily	1,835	3,230,501	1,760	52%	84.9%	20	30,236	1,512	50%	0.94%
One-to-four family residential	679	212,221	313	34%	5.6%	1	111	111	21%	0.05%
Home equity and lines of credit	1,735	93,137	54	47%	2.4%	1	32	32	67%	0.03%
Construction and land	45	74,350	1,652	40%	2.0%	—	—	—	—%	—%
Commercial and industrial loans	2,061	191,480	93	NM	5.0%	7	969	138	NM	0.51%
Other	130	3,031	23	NM	0.1%	—	—	—	—%	—%
Total loans held-for-investment (excluding PCI)	6,485	$3,804,720	587		100.0%	29	$31,348	1,081		0.82%

(1) Property type is apartment units equal or greater than five units.
(2) Excludes nine loans with aggregate unpaid principal balances of $23.5 million that have been reclassified to loans held for sale on the balance sheet at an estimated net realizable value of $19.9 million.
(3) Includes four loans totaling $3.1 million for which forbearance has been approved but not yet executed as of December 31, 2020.

As of January 25, 2021, loans reported in the table above were in the following status ($ in millions):

	Number of Loans	Amount	Percentage of Total
Returned to contractual monthly payments	3	$12.9	41.2%
In original 90-day forbearance	6	3.8	12.1%
In second 90-day forbearance	5	9.2	29.4%
In third 90-day forbearance	6	3.4	10.9%
Forbearance has expired:
Delinquent less than 30 days	6	1.3	4.2%
Delinquent 30 days or more	3	0.7	2.2%
	29	31.3	100%
Forbearance set to expire between January 26, 2021 and May 1, 2021.

About Northfield Bank

Northfield Bank, founded in 1887, operates 38 full-service banking offices in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.
Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, the effects of the COVID-19 pandemic, including the effects of the steps taken to address the pandemic and their impact on the Company’s market and employees, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, and adverse changes in the securities markets. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

				At or For the
	At or For the Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2020	2019	2020	2020	2019
Selected Financial Ratios:
Performance Ratios(1)
Return on assets (ratio of net income to average total assets) (7) (8) (9)	0.94%	0.82%	0.63%	0.70%	0.86%
Return on equity (ratio of net income to average equity) (7) (8) (9)	6.83	5.79	4.59	5.07	5.89
Average equity to average total assets	13.75	14.11	13.66	13.86	14.58
Interest rate spread	2.69	2.16	2.32	2.40	2.25
Net interest margin	2.83	2.45	2.50	2.61	2.55
Efficiency ratio(2) (7) (8)	51.50	57.32	66.77	55.57	58.10
Non-interest expense to average total assets	1.52	1.51	1.74	1.49	1.57
Non-interest expense to average total interest-earning assets	1.62	1.61	1.83	1.58	1.68
Average interest-earning assets to average interest-bearing liabilities	131.32	123.40	127.70	126.98	124.47
Asset Quality Ratios:
Non-performing assets to total assets	0.54	0.20	0.20	0.54	0.20
Non-performing loans(3) to total loans(4)	0.77	0.29	0.30	0.77	0.29
Allowance for loan losses to non-performing loans held-for-investment (9)	390.56	288.48	350.66	390.56	288.48
Allowance for loan losses to originated loans held-for-investment, net(5) (9) (10)	1.10	0.93	1.17	1.10	0.93
Allowance for loan losses to total loans held-for-investment, net(6) (9) (10)	0.98	0.84	1.04	0.98	0.84

(1)    Annualized when appropriate.
(2)    The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(3)    Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCI loans), and are included in total loans held-for-investment, net, and total loans held-for-sale.
(4)    Includes originated loans held-for-investment, PCI loans, acquired loans and loans held-for-sale.
(5)    Excludes PCI loans and acquired loans held-for-investment, and related reserve balances, and loans held-for-sale.
(6)    Includes PCI and acquired loans held-for-investment.
(7) The three months ended September 30, 2020, and year ended December 31, 2020, included merger-related expenses of $3.9 million ($2.9 million after-tax), and $4.3 million ($3.3 million after-tax), respectively.
(8) The three months ended December 31, 2019 included tax-exempt income of $1.0 million from bank owned life insurance proceeds in excess of the cash surrender value of the policies. The year ended December 31, 2019, included tax-exempt income of $3.4 million from bank owned life insurance proceeds in excess of the cash surrender value of the policies.
(9) The year ended December 31, 2020, included an allowance for loan losses of $8.0 million ($5.8 million after-tax) related to additional factors considered for COVID-19.
(10) Excluding originated PPP loans of $100.0 million, which are fully government guaranteed and do not carry any provision for losses, the allowance for loan losses to total loans held for investment, net, and originated loans held for investment, net, totaled 1.00% and 1.13%, respectively, at December 31, 2020, and 1.08% and 1.22%, respectively, at September 30, 2020.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts) (unaudited)

	December 31, 2020	September 30, 2020	December 31, 2019
ASSETS:
Cash and due from banks	$16,115	$18,273	$15,409
Interest-bearing deposits in other financial institutions	71,429	332,566	132,409
Total cash and cash equivalents	87,544	350,839	147,818
Trading securities	12,291	10,993	11,222
Debt securities available-for-sale, at estimated fair value	1,264,805	1,171,430	1,138,352
Debt securities held-to-maturity, at amortized cost	7,234	8,106	8,762
Equity securities	253	4,502	3,341
Loans held-for-sale	19,895	—	—
Originated loans held-for-investment, net	3,339,002	3,215,509	2,987,067
Loans acquired	465,718	497,640	432,653
Purchased credit-impaired (PCI) loans held-for-investment	18,518	18,468	17,365
Loans held-for-investment, net	3,823,238	3,731,617	3,437,085
Allowance for loan losses	(37,607)	(38,716)	(28,707)
Net loans held-for-investment	3,785,631	3,692,901	3,408,378
Accrued interest receivable	14,690	14,061	14,609
Bank owned life insurance	161,924	161,806	153,459
Federal Home Loan Bank of New York stock, at cost	28,641	29,766	39,575
Operating lease right-of-use assets	36,741	43,600	39,504
Premises and equipment, net	28,188	27,980	25,659
Goodwill	41,320	41,594	38,411
Other assets	25,387	31,262	26,212
Total assets	$5,514,544	$5,588,840	$5,055,302

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Deposits	$4,076,551	$4,121,164	$3,408,233
Securities sold under agreements to repurchase	75,000	75,000	75,000
Federal Home Loan Bank advances and other borrowings	516,789	541,905	782,004
Lease liabilities	42,734	48,090	44,069
Advance payments by borrowers for taxes and insurance	19,677	17,329	20,045
Accrued expenses and other liabilities	29,812	27,954	30,098
Total liabilities	4,760,563	4,831,442	4,359,449

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	753,981	757,398	695,853
Total liabilities and stockholders’ equity	$5,514,544	$5,588,840	$5,055,302

Total shares outstanding	52,209,897	53,124,898	49,175,347
Tangible book value per share (1)	$13.64	$13.46	$13.35
(1)    Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $640,000, $704,000, and $769,000 at December 31, 2020, September 30, 2020, and December 31, 2019, respectively, and are included in other assets.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except share and per share amounts) (unaudited)

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2020	2019	2020	2020	2019
Interest income:
Loans	$38,865	$34,950	$37,025	$146,570	$136,133
Mortgage-backed securities	3,224	5,628	3,422	16,572	19,710
Other securities	529	1,256	541	2,871	6,331
Federal Home Loan Bank of New York dividends	382	480	410	1,825	1,618
Deposits in other financial institutions	45	323	59	307	1,351
Total interest income	43,045	42,637	41,457	168,145	165,143
Interest expense:
Deposits	2,835	10,016	5,643	25,230	41,328
Borrowings	3,173	4,145	3,206	13,107	12,030
Total interest expense	6,008	14,161	8,849	38,337	53,358
Net interest income	37,037	28,476	32,608	129,808	111,785
Provision for loan losses	2,473	772	165	12,742	22
Net interest income after provision for loan losses	34,564	27,704	32,443	117,066	111,763
Non-interest income:
Fees and service charges for customer services	1,172	1,248	1,009	3,967	4,881
Income on bank owned life insurance	1,139	1,952	894	3,774	7,023
Gains on available-for-sale debt securities	222	177	45	327	514
Gains on trading securities, net	1,204	531	763	1,601	1,988
Gain on sale of loans	—	—	—	665	—
Other	366	287	311	1,138	402
Total non-interest income	4,103	4,195	3,022	11,472	14,808
Non-interest expense:
Compensation and employee benefits	10,398	9,681	13,306	41,437	39,571
Occupancy	5,534	4,190	3,540	15,152	13,676
Furniture and equipment	412	281	425	1,519	1,085
Data processing	1,993	1,462	3,058	8,123	5,679
Professional fees	771	1,049	1,216	4,141	3,545
Advertising	503	601	424	2,088	3,442
FDIC insurance	309	26	360	885	563
Other	1,267	1,436	1,459	5,168	5,988
Total non-interest expense	21,187	18,726	23,788	78,513	73,549
Income before income tax expense	17,480	13,173	11,677	50,025	53,022
Income tax expense	4,418	3,052	3,095	13,037	12,787
Net income	$13,062	$10,121	$8,582	$36,988	$40,235
Net income per common share:
Basic	$0.26	$0.22	$0.17	$0.76	$0.86
Diluted	$0.26	$0.21	$0.17	$0.76	$0.85
Basic average shares outstanding	50,514,632	46,709,366	50,707,691	48,721,504	46,783,442
Diluted average shares outstanding	50,534,643	47,119,309	50,719,803	48,785,963	47,163,804

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	December 31, 2020			September 30, 2020			December 31, 2019
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$3,707,263	$38,865	4.17%	$3,722,678	$37,025	3.96%	$3,380,580	$34,950	4.10%
Mortgage-backed securities (3)	1,139,755	3,224	1.13	1,051,606	3,422	1.29	932,649	5,628	2.39
Other securities (3)	116,919	529	1.80	125,749	541	1.71	182,912	1,256	2.72
Federal Home Loan Bank of New York stock	29,472	382	5.16	29,762	410	5.48	36,045	480	5.28
Interest-earning deposits in financial institutions	211,970	45	0.08	251,331	59	0.09	79,241	323	1.62
Total interest-earning assets	5,205,379	43,045	3.29	5,181,126	41,457	3.18	4,611,427	42,637	3.67
Non-interest-earning assets	326,924			267,131			303,297
Total assets	$5,532,303			$5,448,257			$4,914,724

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$2,734,973	$1,251	0.18%	$2,550,988	$2,023	0.32%	$1,967,609	$5,021	1.01%
Certificates of deposit	618,785	1,584	1.02	889,110	3,620	1.62	990,855	4,995	2.00
Total interest-bearing deposits	3,353,758	2,835	0.34	3,440,098	5,643	0.65	2,958,464	10,016	1.34
Borrowed funds	610,182	3,173	2.07	617,150	3,206	2.07	778,386	4,145	2.11
Total interest-bearing liabilities	3,963,940	6,008	0.60	4,057,248	8,849	0.87	3,736,850	14,161	1.50
Non-interest bearing deposits	713,478			553,654			390,834
Accrued expenses and other liabilities	94,373			93,368			93,497
Total liabilities	4,771,791			4,704,270			4,221,181
Stockholders' equity	760,512			743,987			693,543
Total liabilities and stockholders' equity	$5,532,303			$5,448,257			$4,914,724

Net interest income		$37,037			$32,608			$28,476
Net interest rate spread (4)			2.69%			2.32%			2.16%
Net interest-earning assets (5)	$1,241,439			$1,123,878			$874,577
Net interest margin (6)			2.83%			2.50%			2.45%
Average interest-earning assets to interest-bearing liabilities			131.32%			127.70%			123.40%

(1)    Average yields and rates are annualized.
(2)     Includes non-accruing loans.
(3)     Securities available-for-sale and other securities are reported at amortized cost.
(4)     Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)     Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6)    Net interest margin represents net interest income divided by average total interest-earning assets.

	For the Years Ended
	December 31, 2020			December 31, 2019
	Average Outstanding Balance	Interest	Average Yield/ Rate	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (1)	$3,622,777	$146,570	4.05%	$3,297,859	$136,133	4.13%
Mortgage-backed securities (2)	1,015,338	16,572	1.63	777,997	19,710	2.53
Other securities (2)	131,832	2,871	2.18	216,125	6,331	2.93
Federal Home Loan Bank of New York stock	29,992	1,825	6.08	28,223	1,618	5.73
Interest-earning deposits in financial institutions	168,011	307	0.18	67,289	1,351	2.01
Total interest-earning assets	4,967,950	168,145	3.38	4,387,493	165,143	3.76
Non-interest-earning assets	296,128			297,872
Total assets	$5,264,078			$4,685,365

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$2,356,634	$10,241	0.43%	$1,921,564	$20,473	1.07%
Certificates of deposit	910,444	14,989	1.65	1,027,122	20,855	2.03
Total interest-bearing deposits	3,267,078	25,230	0.77	2,948,686	41,328	1.40
Borrowed funds	645,305	13,107	2.03	576,284	12,030	2.09
Total interest-bearing liabilities	$3,912,383	38,337	0.98	$3,524,970	53,358	1.51
Non-interest bearing deposits	529,138			384,740
Accrued expenses and other liabilities	93,210			92,469
Total liabilities	4,534,731			4,002,179
Stockholders' equity	729,347			683,186
Total liabilities and stockholders' equity	$5,264,078			$4,685,365

Net interest income		$129,808			$111,785
Net interest rate spread (3)			2.40%			2.25%
Net interest-earning assets (4)	$1,055,567			$862,523
Net interest margin (5)			2.61%			2.55%
Average interest-earning assets to interest-bearing liabilities			126.98%			124.47%

(1)     Includes non-accruing loans.
(2)     Securities available-for-sale and other securities are reported at amortized cost.
(3)     Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)     Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)    Net interest margin represents net interest income divided by average total interest-earning assets.